Exhibit 99.01

HM Publishing Corp. and Houghton Mifflin Company

First Quarter 2005 Results

BOSTON—May 10, 2005—HM Publishing Corp. and Houghton Mifflin Company today announced first quarter results for 2005.

“The first quarter fulfilled our expectations and we are pleased with the results,” said Tony Lucki, President and Chief Executive Officer. “Net sales increased mainly due to higher textbook orders in our K-12 Publishing segment. The seasonal loss was higher than in the comparable period in 2004 because of planned increases in selling costs and editorial expenses in preparation for the significant adoption opportunities in 2005 and in subsequent years.”

“The investments we made last year have positioned the Company to compete very effectively in our markets and increase market share. New products, services and sales initiatives have strengthened our position in our traditional K-12 businesses and we are optimistic about our opportunities in new subject areas such as science and elementary social studies in the coming adoption growth cycle,” Lucki added.

First Quarter 2005

Educational textbook purchasing patterns are seasonal, with most publishing revenues generated in the second and third quarters of the year. Houghton Mifflin has historically incurred operating losses in the first and fourth quarters of the year.

Net sales for the quarter ended March 31, 2005, increased $7.4 million, or 5.3%, to $146.4 million from $139.0 million in the first quarter of 2004.

The K-12 Publishing segment’s net sales increased 5.8% to $85.4 million in the first quarter of 2005, from $80.7 million in the same period in 2004. The increase in net sales was mainly due to early textbook orders, residual reading orders and revenue earned from Edusoft’s 2004 contract wins.

The College Publishing segment’s net sales increased 9.3% to $20.0 million in the first quarter of 2005, from $18.3 million in the same period in 2004. The increase in net sales was primarily due to a lower expectation of returns in 2005 than in the first quarter of 2004.

The Trade and Reference Publishing segment’s net sales increased 3.8% to $27.0 million in the first quarter of 2005, from $26.0 million for the same period in 2004. The increase in net sales was mainly due to front list releases, including Extremely Loud and Incredibly Close by Jonathan Safran Foer, Three Nights in August by Buzz Bissinger, Reversing the Curse by Dan Shaughnessy, and Venus and Serena: Serving from the Hip, by Venus and Serena Williams.

The Other segment’s net sales were $14.0 million in the first quarter of 2005, relatively flat with the same period in 2004 due to lower test volumes for Promissor.

The operating loss increased 6.4% to $121.0 million in the first quarter of 2005 from $113.7 million in the same period in 2004. The operating loss in 2005 includes increased editorial development and increased selling and administrative costs including those associated with the sales force expansion during the second half of 2004, partially offset by margin contribution related to higher net sales.

The net loss increased 8.4% in the first quarter of 2005 to $98.1 million, compared to a loss of $90.5 million reported in the same period in 2004. In addition to the higher operating loss, the higher net loss includes the year- over-year change in the mark-to-market adjustments for, as well as settlements of, portions of our interest rate swaps. In the first quarter of 2004, $3.9 million of interest income was recognized from terminated swap agreements.

Cash flow from operations decreased $11.2 million in the first quarter of 2005 from cash used in operations of $94.1 million in the first quarter of 2004 to cash used in operations of $105.3 million in 2005. The decrease in operating cash flow was mainly due to a higher net loss and a net increase in working capital.

Capital expenditures increased to $29.7 million in the first quarter of 2005 from $26.0 million in the same period in 2004. The increase was due to higher pre-publication expenditures in the K-12 Publishing segment for new product development and higher capital expenditures for new back-office systems.

Due to the seasonal nature of our business, with approximately 50% of net sales realized in the third quarter, the Company normally incurs a net cash deficit from all activities through the middle of the third quarter. Due to this seasonality, operating free cash flow, defined as cash flow from continuing operations less capital expenditures, was a negative $135.0 million in the first quarter of 2005 compared to a negative $120.1 million in the first quarter of 2004. The decrease in operating free cash flow was mainly due to the previously mentioned higher net loss, net increase in the need for working capital and higher capital expenditures.

EBITDA was a loss of $65.6 million in the first quarter of 2005, compared to a loss of $60.6 million for the same period last year. The difference was mainly due to the higher first quarter 2005 operating loss.

Conference Call Schedule

The Company’s senior management will review the first quarter results on a conference call scheduled for this morning, May 10, 2005 at 10:00 A.M. Eastern Daylight Time. The call is open to all interested parties and discussions may include forward-looking information. The teleconference dial-in numbers to participate are:

United States (866) 322-2542

International (706) 634-7466

About Houghton Mifflin Company

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin Company publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. Houghton Mifflin Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets. With its origins dating back to 1832, Houghton Mifflin Company today combines its tradition of excellence with a commitment to innovation. The Company’s Web site can be found at www.hmco.com. Houghton Mifflin’s parent company, HM Publishing Corp., conducts all of its operating activities through Houghton Mifflin Company.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the Company’s current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs, and projections are expressed in good faith and it is believed there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from the Company’s expectations, and the Company expressly does not undertake any duty to update forward-looking statements, which speak only as of the date of this report. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science, and social studies; and norm referenced and criterion-referenced testing, (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas, and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology, and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect revenue and cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly-published titles and new electronic products; (x) the ability of Riverside, Edusoft, and Promissor to enter into new agreements for testing services and generate net sales growth; (xi) delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the potential for damages and fines resulting from errors in scoring high-stakes tests; (xiv) the potential effect of a continued weak economy on sales of K-12, college, and general interest publications; (xv) the risk that the Company’s well-known authors will depart and write for our competitors; (xvi) the effect of changes in accounting, regulatory, and/or tax policies and practices; and (xvii) other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact

Joseph P. Fargnoli

Vice President, Treasurer

617-351-3351

joseph_fargnoli@hmco.com

HM Publishing Corp. and Houghton Mifflin Company

Unaudited Summary of Consolidated Financial Data

(See Notes to Summary Consolidated Financial Data)

	Three Months Ended,
	March 31, 2005	March 31, 2004
	(dollars in thousands)
Statement of Operations Data (a):
Net sales by segment:
K-12 Publishing	$85,441	$80,674
College Publishing	19,966	18,291
Trade and Reference Publishing	26,947	25,959
Other	14,034	14,122

	146,388	139,046

Cost of sales excluding pre-publication and publishing rights amortization	84,392	81,435
Pre-publication and publishing rights amortization (b)	42,836	43,298

Cost of sales	127,228	124,733
Selling and administrative expenses	139,052	126,790
Intangible asset amortization	1,116	1,208

Operating loss	(121,008)	(113,685)
Net interest expense	(32,505)	(28,829)
Other income (expense)	(10)	24

Loss before income taxes	(153,523)	(142,490)
Income tax benefit	(55,440)	(52,036)

Net loss	$(98,083)	$(90,454)

Other Operating Data:
Reconciliation of operating loss to EBITDA:
Operating loss	$(121,008)	$(113,685)
Other income (expense)	(10)	24
Depreciation and amortization	55,442	53,096

EBITDA (c)	$(65,576)	$(60,565)

Reconciliation of cash flow used in operations to operating free cash flow:
Cash flow used in operations	$(105,290)	$(94,117)
Capital expenditures – excluding pre-publication costs	(9,603)	(7,767)
Capital expenditures – pre-publication costs (b)	(20,089)	(18,179)

Operating free cash flow (c)	$(134,982)	$(120,063)

Consolidated Balance Sheet Information (a):

As of March 31, 2005
(dollars in thousands)
Unrestricted cash and cash equivalents	$70,537
Short-term borrowings	$0
Long-term debt including current portion	$1,315,374

Notes	to Summary Consolidated Financial Data:

a.	The Consolidated Statement of Operations Data, Other Operating Data and Balance Sheet Information presented includes HM Publishing Corp. and its wholly owned subsidiary Houghton Mifflin Company. HM Publishing Corp., incorporated in September 2003, conducts all of its operating activities through Houghton Mifflin Company. The Consolidated Statement of Operations Data for HM Publishing Corp. includes the results of Houghton Mifflin Company and incremental interest expense of $5.0 million from HM Publishing Corp.’s 11.5% Senior Discount Notes issued in October 2003 and a corresponding incremental tax benefit of $1.7 million. The Consolidated Balance Sheet Information includes $178.3 million of HM Publishing Corp.’s 11.5% Senior Discount Notes.

b.	Pre-publication expenditures include art, prepress and other costs incurred in the creation of a master copy of a book or other media. These expenditures are capitalized and then amortized over the subsequent three to five years on an accelerated basis. The costs to write manuscripts are expensed as incurred.

c.	EBITDA and operating free cash flow are included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. EBITDA or operating cash flow are not intended to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP) nor should it be considered an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.